Exhibit 99.1

Interpace Biosciences Announces Preliminary Full-year and Fourth Quarter 2023 Financial and Business Results

●	Q4 and FY Revenue of $10.3 million and $40.2 million; a $8.4 million and 26% increase year-over-year
●	Q4 and FY Income from Continuing Operations of $0.8 million and $1.1 million; a $7.0 million and 119% increase year-over-year
●	Q4 and FY Adjusted EBITDA of $1.5 million and $5.4 million; a $6.6 million and 463% increase year-over-year
●	Q4 and FY Cash collections of $10.2 million and $40.4 million; a $9.0 million and 29% increase year-over-year
●	Q4 and FY Volume, Revenue, and Profitability at all-time record levels

PARSIPPANY, NJ, March 7, 2024 (GLOBE NEWSWIRE) —Interpace Biosciences, Inc. (“Interpace” or the “Company”) (OTCQX: IDXG) today announced financial results for the fourth quarter and full year ending December 31, 2023.

For the fourth quarter, Interpace reported revenue of $10.3 million and income from continuing operations of $0.8 million, a $2.2 million improvement over the prior year quarter’s loss of $1.4 million. For the full year 2023, revenue and income from continuing operations were $40.2 million and $1.1 million, respectively. “The Company achieved record test volume, test revenue, income, and cash collections in the fourth quarter and full year 2023. For the full year 2023, revenue increased 26% over the prior year, driven by increased volume, additional commercial contracts, and collection initiatives,” said Chris McCarthy, Chief Financial Officer.

“2023 marked the 3rd consecutive year of price-adjusted revenue and profitability growth for the Company” said Tom Burnell, President and CEO. “Revenue and adjusted EBITDA for 2023 were $40.2 million and $5.4 million ($4.5 million, net of one-time, non-recurring charges), improving 26% and 463% versus the prior year, respectively.” Burnell further said, “Continued reliance by physicians and patients on the use of molecular diagnostics for risk stratification of pancreatic and thyroid cancer is evident with continued adoption of the Company’s PancraGEN® and ThyGeNEXT® + ThyraMIR® v2 tests.”

Mr. Burnell added: “These results are even more impressive given the challenges imposed upon numerous diagnostics companies in 2023 related to proposed changes to Medicare reimbursement for many diagnostic tests, including Interpace’s PancraGEN®/PathFinderTG® assay for pancreatic cancer. While final decisions are still in progress, I would like to congratulate the talent of the organization for undistracted navigation through these unprecedented events and for the overall success of the Company. Our collective team is resilient, strong, and dedicated. They, along with our physician, hospital, and laboratory partners are committed to providing information that helps guide the treatment of the patients we serve.”

To further bolster the Company’s ongoing commitment to patients by providing high-value esoteric molecular diagnostic tests, Interpace is also proud to announce that Dr. Nicole Massoll has joined our Executive Leadership Team as Chief Medical Officer. Dr. Massoll is a practicing Clinical and Anatomic Pathologist with added certification in Cytopathology, a Professor of Pathology at a top-rated academic hospital, and is a forerunner in the field of digital pathology. “I am excited to be joining Interpace,” stated Dr. Massoll, “and I am very much looking forward to being involved in all aspects of the business, including working with our existing commercial, medical and scientific teams to provide guidance and direction, not only for existing product improvement, but expansion of new technologies to support the continued strong growth of Interpace.”

The Company expects to file its 10K the week of March 19, 2024. The foregoing results are subject to final audit and adjustments, of which none are anticipated.

Fourth Quarter and Full Year 2023 Financial Performance

For the Fourth Quarter of 2023 as Compared to the Fourth Quarter of 2022

●	Net Revenue was $10.3 million, an increase of 23% from $8.3 million for the prior year quarter

●	Gross Profit percentage was approximately 60% in both periods

●	Operating Income was $1.3 million vs $0.1 million in the prior year quarter

●	Income from Continuing Operations was $0.8 million vs a loss from continuing operations of $(1.4) million in the prior year quarter

●	Adjusted EBITDA was $1.5 million vs $0.6 million in the prior year quarter

●	Q4 2023 cash collections totaled $10.2 million

●	December 31, 2023 cash balance was $3.5 million. December 31, 2022 cash balance was $4.8 million

For the Year Ended December 31, 2023 as Compared to the Year Ended December 31, 2022

●	Net Revenue was $40.2 million for 2023, a 26% increase over the prior year period

●	Gross Profit percentage increased to 59% from 57% in the prior year

●	Income from Continuing Operations was $1.1 million vs. a loss from continuing operations of $(5.9) million in the prior year, an improvement of $7.0 million. This improvement is driven by the increase in revenue and gross profit versus the prior year

●	Adjusted EBITDA was $4.5 million vs $(1.2) million in the prior year

About Interpace Biosciences

Interpace Biosciences is an emerging leader in enabling personalized medicine, offering specialized services along the therapeutic value chain from early diagnosis and prognostic planning to targeted therapeutic applications.

Clinical services, through Interpace Diagnostics, provide clinically useful molecular diagnostic tests, bioinformatics and pathology services for evaluating risk of cancer by leveraging the latest technology in personalized medicine for improved patient diagnosis and management. Interpace has five commercialized molecular tests and one test in a clinical evaluation program (CEP): PancraGEN® for the diagnosis and prognosis of pancreatic cancer from pancreatic cysts; PanDNA®, a “molecular only” version of PancraGEN that provides physicians a snapshot of a limited number of factors; ThyGeNEXT® for the diagnosis of thyroid cancer from thyroid nodules utilizing a next-generation sequencing assay; ThyraMIR®v2, used in combination with ThyGeNEXT®, for the diagnosis of thyroid cancer utilizing a proprietary microRNA pairwise expression profiler along with algorithmic classification; and RespriDX®, that differentiates lung cancer of primary versus metastatic origin. In addition, BarreGEN®, a molecular-based assay that helps resolve the risk of progression of Barrett’s Esophagus to esophageal cancer, is currently in a CEP, whereby we gather information from physicians using BarreGEN to assist us in gathering clinical evidence relative to the safety and performance of the test and also providing data that will potentially support payer reimbursement.

For more information, please visit Interpace Biosciences’s website at www.interpace.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, relating to the Company’s future financial and operating performance. The Company has attempted to identify forward looking statements by terminology including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are based on current expectations, assumptions and uncertainties involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. These statements also involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to be materially different from those expressed or implied by any forward-looking statements, including, but not limited to, the financial results reported herein being subject to final audit and audit adjustments, the reimbursement of the Company’s tests being subject to review by CMS, the possibility that PancraGEN® may no longer receive Medicare reimbursement, the possibility that the Company’s estimates of future revenue, cash flows and adjusted EBITDA may prove to be materially inaccurate, the Company’s history of operating losses prior to 2023, the Company’s ability to adequately finance its business and seek alternative sources of financing, the Company’s ability to repay borrowings with BroadOak, the Company’s dependence on sales and reimbursements from its clinical services, the Company’s ability to retain or secure reimbursement including its reliance on third parties to process and transmit claims to payers and the adverse impact of any delay, data loss, or other disruption in processing or transmitting such claims, and the Company’s revenue recognition being based in part on estimates for future collections which estimates may prove to be incorrect. Additionally, all forward-looking statements are subject to the “Risk Factors” detailed from time to time in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, Current Reports on Form 8-K and Quarterly Reports on Form 10-Q to be filed or filed with the Securities and Exchange Commission. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contacts:

Investor Relations

Interpace Biosciences, Inc.

(855)-776-6419

Info@Interpace.com

INTERPACE BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2023	2022	2023	2022
	(unaudited)
Revenue, net	$10,283	$8,332	$40,214	$31,838
Cost of revenue	4,147	3,321	16,310	13,607
Gross Profit	6,136	5,011	23,904	18,231

Sales and marketing	2,789	2,138	10,233	9,125
Research and development	152	77	636	703
General and administrative	1,849	2,336	9,363	10,973
Acquisition amortization expense	27	318	861	1,270
Change in fair value of contingent consideration	7	88	7	(223)
Total operating expenses	4,824	4,957	21,100	21,848

Operating income (loss)	1,312	54	2,804	(3,617)
Interest accretion expense	(20)	(35)	(112)	(158)
Note payable interest	(213)	(230)	(896)	(850)
Other expense, net	(260)	(1,191)	(667)	(1,211)
Income (loss) from continuing operations before tax	819	(1,402)	1,129	(5,836)
Provision for income taxes	6	5	17	29
Income (loss) from continuing operations	813	(1,407)	1,112	(5,865)

Income (loss) from discontinued operations, net of tax	76	(157)	(310)	(16,093)

Net income (loss)	$889	$(1,564)	$802	$(21,958)

Basic income (loss) per share of common stock:
From continuing operations	$0.19	$(0.33)	$0.26	$(1.38)
From discontinued operations	0.02	(0.04)	(0.07)	(3.80)
Net income (loss) per basic share of common stock	$0.21	$(0.37)	$0.19	$(5.18)

Diluted income (loss) per share of common stock:
From continuing operations	$0.19	$(0.33)	$0.25	$(1.38)
From discontinued operations	0.02	(0.04)	(0.07)	(3.80)
Net income (loss) per diluted share of common stock	$0.20	$(0.37)	$0.18	$(5.18)

Weighted average number of common shares and common share equivalents outstanding:
Basic	4,332	4,271	4,317	4,238
Diluted	4,340	4,271	4,364	4,238

Selected Balance Sheet Data (Unaudited)

($ in thousands)

	December 31,	December 31,
	2023	2022
Cash, cash equivalents and restricted cash	$3,498	$4,828

Total current assets	10,322	12,154
Total current liabilities	21,717	14,283

Total assets	13,021	15,979
Total liabilities	28,157	32,515
Total stockholders’ deficit	(61,672)	(63,072)

Selected Cash Flow Data (Unaudited)

($ in thousands)

	For the Years Ended
	December 31,
	2023	2022
Net income (loss)	$802	$(21,958)

Net cash provided by (used in) operating activities	$3,789	$(7,692)
Net cash (used in) provided by investing activities	(87)	6,206
Net cash (used in) provided by financing activities	(5,032)	3,000
Change in cash, cash equivalents and restricted cash	(1,330)	1,514
Cash, cash equivalents and restricted cash – beginning	4,828	3,314
Cash, cash equivalents and restricted cash – ending	$3,498	$4,828

Reconciliation of Adjusted EBITDA (Unaudited)

($ in thousands)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2023	2022	2023	2022
Income (loss) from continuing operations (GAAP Basis)	$813	$(1,407)	$1,112	$(5,865)
Depreciation and amortization	45	354	1,026	1,429
Stock-based compensation	130	127	630	1,237
Tax expense (benefit)	6	5	17	29
Interest accretion expense	20	35	112	158
Financing interest and related costs	213	230	938	850
Interest income	(19)	-	(53)	-
Mark to market on warrant liability	-	-	-	(71)
Change in fair value of note payable	278	1,177	678	1,224
Change in fair value of contingent consideration	7	88	7	(223)
Adjusted EBITDA	$1,493	$609	$4,467	$(1,232)

Non-GAAP Financial Measures

In addition to the United States generally accepted accounting principles, or GAAP, results provided throughout this document, we have provided certain non-GAAP financial measures to help evaluate the results of our performance. We believe that these non-GAAP financial measures, when presented in conjunction with comparable GAAP financial measures, are useful to both management and investors in analyzing our ongoing business and operating performance. We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view our financial results in the way that management views financial results.

In this document, we discuss Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is a metric used by management to measure cash flow of the ongoing business. Adjusted EBITDA is defined as income or loss from continuing operations, plus depreciation and amortization, acquisition related expenses, transition expenses, non-cash stock based compensation and ESPP plans, interest and taxes, and other non-cash expenses including asset impairment costs, bad debt expense, receipt of stimulus grants, loss on extinguishment of debt, goodwill impairment and change in fair value of contingent consideration, and warrant liability. The table above includes a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.